ROPES & GRAY LLP

PRUDENTIAL TOWER

800 BOYLSTON STREET

BOSTON, MA 02199-3600

WWW.ROPESGRAY.COM

March 13, 2026

Voya Equity Trust

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, Arizona 85258

Ladies and Gentlemen:

This opinion is being furnished in connection with the Registration Statement on Form N-14 (the “Registration Statement”) being filed on or about the date hereof by Voya Equity Trust (the “Trust”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed acquisition by Voya MidCap Opportunities Fund, a series of the Trust (the “Acquiring Fund”), of all the assets of VY® Baron Growth Portfolio, a series of Voya Partners, Inc. (the “Acquired Fund”), in exchange for Class A, Class I, Class R, and Class R6 shares of beneficial interest of the Acquiring Fund (collectively, the “Shares”) and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund, all in accordance with the terms of the Agreement and Plan of Reorganization, by and between the Trust, on behalf of the Acquiring Fund, and Voya Partners, Inc., on behalf of the Acquired Fund (the “Agreement and Plan of Reorganization”), in substantially the form included as Appendix A to the proxy statement/prospectus that is part of the Registration Statement.

We are familiar with the actions taken by the Trustees of the Trust to authorize the issuance of Shares. In connection with this opinion, we have examined the form of Agreement and Plan of Reorganization. We have also examined such certificates, documents, and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinion set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Trust, public officials, and other appropriate persons. We assume that, upon the delivery of the Shares by the Trust in accordance with the terms of the Agreement and Plan of Reorganization, the Trust will receive the net asset value thereof.

The Amended and Restated Declaration of Trust of the Trust executed on February 25, 2003 shows that it was executed in the Commonwealth of Massachusetts and provides that the Declaration of Trust “is executed by the Trustees and delivered in the Commonwealth of Massachusetts and with reference to the internal laws thereof, and the rights of all parties and the validity and construction of every provision hereof shall be subject to and construed according to the internal laws of said State without regard to the choice of law rules thereof” and we assume that a court would give full force and effect to that provision. In addition, the Amended and Restated Declaration of Trust provides that the Trust “shall maintain a resident agent in the Commonwealth of Massachusetts,” and we assume that the Trust has complied with that provision since its organization.

We have assumed, for the purposes of this opinion, that, prior to the date of the issuance of the Shares, the Agreement and Plan of Reorganization will have been duly executed and delivered by each party thereto in the form included as Appendix A to the proxy statement/prospectus that is part of the Registration Statement and will constitute a legal, valid, and binding obligation of the Trust, on behalf of the Acquiring Fund.

We have made such examination of Massachusetts law as we have deemed relevant for purposes of this opinion. We express no opinion as to the effect of laws, rules, and regulations of any state or jurisdiction other than the Commonwealth of Massachusetts.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by all necessary action on the part of the Trust and that, when the Shares are issued and delivered in accordance with the terms of the Agreement and Plan of Reorganization, such Shares will be validly issued, fully paid, and nonassessable by the Trust.

Under Massachusetts law, shareholders of a Massachusetts business trust could, under certain circumstances, be held personally liable for the obligations of the trust. However, the Amended and Restated Declaration of Trust disclaims liability of any shareholder in connection with Trust property or the acts, obligations, or affairs of the Trust. The Amended and Restated Declaration of Trust provides for indemnification by the Trust of any shareholder from and against all claims and liabilities to which such shareholder may become subject by reason of being or having been a shareholder and reimbursement for all legal and other expenses reasonably incurred in connection with any such claim or liability. The Amended and Restated Declaration of Trust provides that such indemnification and reimbursement shall be made only out of the assets of the one or more series of which the shareholder who is entitled to indemnification is or was a shareholder at the time the act or event occurred which gave rise to the claim against or liability of said shareholder. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability should be limited to circumstances in which the particular series itself or themselves would be unable to meet its or their obligations.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm as legal counsel for the Trust in the Registration Statement. This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP